Exhibit 3.1

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

CENTOGENE N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1                              In these articles of association the following definitions shall apply:

Article	An article of these articles of association.

CEO	The Company’s chief executive officer.

Chairman	The chairman of the Supervisory Board.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

Dutch Corporate Governance Code	The code of conduct designated from time to time pursuant to Section 2:391(5) DCC.

General Meeting	The Company’s general meeting.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Managing Director or Supervisory Director and such other current or former officer or employee of the Company or its Group Companies as designated by the Management Board.

Management Board	The Company’s management board.

Management Board Rules	The internal rules applicable to the Management Board, as drawn up by the Management Board.

Managing Director	A member of the Management Board.

Meeting Rights

With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for shares issued with the Company’s cooperation.

Record Date	The date of registration for a General Meeting as provided by law.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Supervisory Board	The Company’s supervisory board.

Supervisory Board Rules	The internal rules applicable to the Supervisory Board, as drawn up by the Supervisory Board.

Supervisory Director	A member of the Supervisory Board.

1.2                              Unless the context requires otherwise, references to “shares” or “shareholders” are to shares in the Company’s capital or to the holders thereof, respectively.

1.3                              References to statutory provisions are to those provisions as they are in force from time to time.

1.4                              Terms that are defined in the singular have a corresponding meaning in the plural.

1.5                              Words denoting a gender include each other gender.

1.6                              Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1                              The Company’s name is Centogene N.V.

2.2                              The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are:

a.                                     to develop, license, manufacture and commercialize diagnostic and pharmaceutical products and services;

b.                                     to develop and commercialise diagnostic and pharmaceutical tests and analytical methods;

c.                                      to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

d.                                     to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

e.                                      to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

f.                                       to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1                              The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).

4.2                              The authorised share capital is divided into [number] ([number]) shares, each having a nominal value of twelve eurocents (EUR 0.12).

4.3                              The Management Board may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Management Board. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.4                              The Company may cooperate with the issue of depository receipts for shares in its capital.

SHARES - FORM OF SHARES AND SHARE REGISTER

Article 5

5.1                              All shares are registered shares. The Company may issue share certificates for registered shares in such form as may be approved by the Management Board. Each Managing Director is authorised to sign any such share certificate on behalf of the Company.

5.2                              Shares shall be numbered consecutively, starting from 1.

5.3                              The Management Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.4                              Shareholders, usufructuaries and pledgees shall provide the Management Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5                              All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES - ISSUE

Article 6

6.1                              Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.

6.2                              Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for shares, but does not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.3                              The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1                              Upon an issue of shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his shares.

7.2                              In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.                                     shares issued against non-cash contribution; or

b.                                     shares issued to employees of the Company or of a Group Company.

7.3                              The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the Dutch State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4                              Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5                              Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6                              A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7                              The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT

Article 8

8.1                              Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share.

8.2                              Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3                              Payment in a currency other than the euro may only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1                              The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2                              The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company’s capital by others, unless the Management Board resolves to do so and Section 2:98c DCC is observed.

9.3                              The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES

Article 10

10.1                       The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

10.2                       The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Management Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3                       An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these shares are included on the price list of a stock exchange.

10.4                       Without prejudice to Articles 10.1 through 10.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Management Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5                       The previous provisions of this Article 10 do not apply to shares acquired by the Company under universal title of succession.

10.6                       In this Article 10, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1                       The General Meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2                       A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3                       A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1                       Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2                       The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3                       For as long as any shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the shares reflected in the register administered by the relevant transfer agent, without prejudice to Sections 10:140 and 10:141 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1                       Shares can be encumbered with a usufruct or pledge.

13.2                       The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3                       In deviation of Article 13.2, the holder of a usufruct or pledge on shares shall have the voting rights attached thereto if this was provided for when the usufruct or pledge was created.

13.4                       Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

MANAGEMENT BOARD - COMPOSITION

Article 14

14.1        The Company has a Management Board consisting of one or more Managing Directors. The Management Board shall be composed of individuals.

14.2        The Supervisory Board shall determine the number of Managing Directors.

14.3                       The Supervisory Board shall elect a Managing Director to be the CEO. The Supervisory Board may dismiss the CEO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

14.4                       If a Managing Director is absent or incapacitated, he may be replaced temporarily by a person whom the Management Board has designated for that purpose and, until then, the other Managing Director(s) shall be charged with the management of the Company. If all Managing Directors are absent or incapacitated, the management of the Company shall be attributed to the Supervisory Board. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.5                       A Managing Director shall be considered to be unable to act within the meaning of Article 14.4:

a.                                     during the existence of a vacancy on the Management Board, including as a result of:

i.                                        his death;

ii.                                    his dismissal by the General Meeting, other than at the proposal of the

Supervisory Board; or

iii.                                his voluntary resignation before his term of office has expired;

iv.                                 not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Supervisory Board,

provided that the Supervisory Board may always decide to decrease the number of Managing Directors such that a vacancy no longer exists; or

b.                                     during his suspension; or

c.                                      in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand).

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1                       The General Meeting shall appoint the Managing Directors and may at any time suspend or dismiss any Managing Director. In addition, the Supervisory Board may at any time suspend a Managing Director. A suspension by the Supervisory Board can at any time be lifted by the General Meeting.

15.2                       The General Meeting can only appoint Managing Directors upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.3                       At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.4                       A resolution of the General Meeting to suspend or dismiss a Managing Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.5                       If a Managing Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

MANAGEMENT BOARD - DUTIES AND ORGANISATION

Article 16

16.1                       The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.

16.2                       The Management Board shall draw up Management Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Managing Directors shall act in compliance with the Management Board Rules.

16.3                       The Management Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

MANAGEMENT BOARD - DECISION-MAKING

Article 17

17.1                       Without prejudice to Article 17.5, each Managing Director may cast one vote in the decision-making of the Management Board.

17.2                       A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

17.3                       Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Management Board Rules provide differently.

17.4                       Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Management Board.

17.5                       Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided that the CEO cannot cast more votes than the other Managing Directors together. Otherwise, the relevant resolution shall not have been passed.

17.6                       A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

17.7                       Meetings of the Management Board can be held through audio-communication facilities, unless a Managing Director objects thereto.

17.8                       Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.6 apply mutatis mutandis.

17.9                       The approval of the Supervisory Board is required for resolutions of the Management Board concerning the following matters:

a.                                     the making of a proposal to the General Meeting concerning:

i.                                        the issue of shares or the granting of rights to subscribe for shares;

ii.                                    the limitation or exclusion of pre-emption rights;

iii.                                the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

iv.                                 the reduction of the Company’s issued share capital;

v.                                     the making of a distribution from the Company’s profits or reserves;

vi.                                 the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets;

vii.                             the amendment of these articles of association;

viii.                         the entering into of a merger or demerger;

ix.                                 the instruction of the Management Board to apply for the Company’s bankruptcy; and

x.                                     the Company’s dissolution;

b.                                     the issue of shares or the granting of rights to subscribe for shares;

c.                                      the limitation or exclusion of pre-emption rights;

d.                                     the acquisition of shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition as referred to in Article 10.4;

e.                                      the drawing up or amendment of the Management Board Rules;

f.                                       the performance of the legal acts described in Article 16.3 and 17.10;

g.                                     the charging of amounts to be paid up on shares against the Company’s reserves as described in Article 34.4;

h.                                     the making of an interim distribution; and

i.                                        such other resolutions of the Management Board as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management Board.

17.10                The approval of the General Meeting is required for resolutions of the Management Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.                                     transferring the business or materially all of the business to a third party;

b.                                     entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.                                      acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11                The absence of the approval of the Supervisory Board or the General Meeting of a resolution as referred to in Articles 17.9 or 17.10, respectively, shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - COMPENSATION

Article 18

18.1                       The General Meeting shall determine the Company’s policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.

18.2                       The compensation of Managing Directors shall be determined by the Supervisory Board with due observance of the policy referred to in Article 18.1.

18.3                       The Supervisory Board shall submit proposals concerning compensation arrangements for the Management Board in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Management Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

MANAGEMENT BOARD - REPRESENTATION

Article 19

19.1                       The Management Board is entitled to represent the Company.

19.2                       The power to represent the Company also vests in the CEO individually, as well as in any other two Managing Directors acting jointly.

19.3                       The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Management Board may grant an appropriate title to such person.

SUPERVISORY BOARD - COMPOSITION

Article 20

20.1                       The Company has a Supervisory Board consisting of one or more Supervisory Directors. The Supervisory Board shall be composed of individuals.

20.2                        The Supervisory Board shall determine the number of Supervisory Directors.

20.3                       The Supervisory Board shall elect a Supervisory Director to be the Chairman. The Supervisory Board may dismiss the Chairman, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman.

20.4                       Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Supervisory Board has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to the former Supervisory Director who most recently ceased to hold office as the Chairman, provided that he is willing and able to accept that position, who may designate one or more other persons to be charged with the supervision of the Company (instead of, or together with, such former Supervisory Director). The person(s) charged with the supervision of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Supervisory Director(s). Article 14.5 applies mutatis mutandis.

SUPERVISORY BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 21

21.1                       The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director.

21.2                       The General Meeting can only appoint a Supervisory Director upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

21.3                       Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:

a.                                     his age and profession;

b.                                     the aggregate nominal value of the shares held by him in the Company’s capital;

c.                                      his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;

d.                                     the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group’s name shall suffice.

The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.

21.4                       At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or in the explanatory notes thereto.

21.5                       A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

21.6                       If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

SUPERVISORY BOARD - DUTIES AND ORGANISATION

Article 22

22.1                       The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

22.2                       The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

22.3                       The Supervisory Board shall draw up Supervisory Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Supervisory Directors shall act in compliance with the Supervisory Board Rules.

22.4                       The Supervisory Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Supervisory Board. The Supervisory Board shall draw up (and/or include in the Supervisory Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

SUPERVISORY BOARD - DECISION-MAKING

Article 23

23.1                       Without prejudice to Article 23.5, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.

23.2                       A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

23.3                       Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Supervisory Board Rules provide differently.

23.4                       Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Supervisory Board.

23.5                       Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote, provided that the Chairman cannot cast more votes than the other Supervisory Directors together. Otherwise, the relevant resolution shall not have been passed.

23.6                       A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence.

23.7                       Meetings of the Supervisory Board can be held through audio-communication facilities, unless a Supervisory Director objects thereto.

23.8                       Resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 23.1 through 23.6 apply mutatis mutandis.

SUPERVISORY BOARD - COMPENSATION

Article 24

The General Meeting may grant a compensation to the Supervisory Directors.

INDEMNITY

Article 25

25.1        The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.                                      any financial losses or damages incurred by such Indemnified Officer; and

b.                                      any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

25.2                        No indemnification shall be given to an Indemnified Officer:

a.                                      if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 25.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.                                      to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.                                       in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Management Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer;

d.                                      for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

25.3                        The Management Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 25.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 26

26.1                       Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

26.2                       A General Meeting shall also be held:

a.                                     within three months after the Management Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.                                     whenever the Management Board or the Supervisory Board so decides.

26.3                       General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

26.4                       If the Management Board and the Supervisory Board have failed to ensure that a General Meeting as referred to in Articles 26.1 or 26.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

26.5                       One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Management Board and the Supervisory Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If neither the Management Board nor the Supervisory Board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

26.6                       Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

26.7                       Persons with Meeting Rights who wish to exercise their rights as described in Articles 26.5 and 26.6 should first consult the Management Board. If the intended exercise of such rights might result in a change to the Company’s strategy, including by dismissing one or more Managing Directors or Supervisory Directors, the Management Board shall be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed the term stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose. The Person(s) with Meeting Rights concerned should respect the response time stipulated by the Management Board. If invoked, the Management Board shall use such response period for further deliberation and constructive consultation, in any event with the Person(s) with Meeting Rights concerned, and shall explore the alternatives. At the end of the response time, the Management Board shall report on this consultation and the exploration of alternatives to the General Meeting. This shall be supervised by the Supervisory Board. The response period may be invoked only once for any given General Meeting and shall not apply in the situations stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose.

26.8                       A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

26.9                       All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 27

27.1                       The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.                                     by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.                                     by another Supervisory Director who is chosen by the Supervisory Directors present at the General Meeting from their midst;

c.                                      by the CEO, if there is a CEO and he is present at the General Meeting;

d.                                     by another Managing Director who is chosen by the Managing Directors present at the General Meeting from their midst; or

e.                                      by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through e. may appoint another person to chair the General Meeting instead of him.

27.2                       The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Management Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Managing Director and Supervisory

Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

27.3                       The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.                                     the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.                                     those who have a statutory right to attend that General Meeting on other grounds.

27.4                       The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

27.5                       The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

27.6                       The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

27.7                       The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

27.8                       The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 28

28.1                       Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares which collectively constitute the nominal value of a share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

28.2                       The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Management Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

28.3                       The Management Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

28.4                       For the purpose of Articles 28.1 through 28.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Management Board shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Management Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

28.5                       Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 29

29.1                       Each share shall give the right to cast one vote at the General Meeting. Fractional shares, if any, which collectively constitute the nominal value of a share shall be considered to be equivalent to such share.

29.2                       No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

29.3                       Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority.

29.4                       Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

29.5                       Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

29.6                       The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

29.7                       The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

29.8                       The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

29.9                       Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

29.10                The Managing Directors and Supervisory Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 30

30.1                       The following resolutions can only be passed by the General Meeting at the proposal of the Management Board:

a.                                     the issue of shares or the granting of rights to subscribe for shares;

b.                                     the limitation or exclusion of pre-emption rights;

c.                                      the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.                                     the reduction of the Company’s issued share capital;

e.                                      the making of a distribution from the Company’s profits or reserves;

f.                                       the making of a distribution in the form of shares in the Company’s capital or in the form of assets, instead of in cash;

g.                                     the amendment of these articles of association;

h.                                     the entering into of a merger or demerger;

i.                                        the instruction of the Management Board to apply for the Company’s bankruptcy; and

j.                                        the Company’s dissolution.

30.2                       A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 26.5 and/or 26.6 shall not be considered to have been proposed by the Management Board for purposes of Article 30.1, unless the Management Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 31

31.1                       The Company’s financial year shall coincide with the calendar year.

31.2                       Annually, within the relevant statutory period, the Management Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

31.3                       The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

31.4                       The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

31.5                       The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 32

32.1                       The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Supervisory Board shall be authorised, failing which the Management Board shall be authorised.

32.2                       The instruction may be revoked by the General Meeting and by the body that has granted the instruction; the instruction granted by the Management Board can also be revoked by the Supervisory Board. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL

Article 33

33.1                       A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

33.2                       The Management Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 33.1 has been met.

33.3                       Distributions shall be made in proportion to the aggregate nominal value of the shares.

33.4                       The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Management Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

33.5                       The General Meeting may resolve, subject to Article 30, that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of the Company’s assets.

33.6                       A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Management Board. If it concerns a distribution in the form of the Company’s assets, the Management Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

33.7                       A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

33.8                       For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - PROFITS AND RESERVES

Article 34

34.1                       Subject to Article 33.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.                                     the Management Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.                                     subject Article 30, the remaining profits shall be at the disposal of the General Meeting for distribution on the shares.

34.2                       Subject to Article 33.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

34.3                       Subject to Article 30, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

34.4                       The Management Board may resolve to charge amounts to be paid up on shares against the Company’s reserves, irrespective of whether those shares are issued to existing shareholders.

DISSOLUTION AND LIQUIDATION

Article 35

35.1                       In the event of the Company being dissolved, the liquidation shall be effected by the Management Board under the supervision of the Supervisory Board, unless the General Meeting decides otherwise.

35.2                       To the extent possible, these articles of association shall remain in effect during the liquidation.

35.3                       Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

35.4                       After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

TRANSITIONAL PROVISIONS

Article 36

36.1                       Upon the Company’s issued share capital increasing to an amount of at least [amount] euro (EUR [amount]):

a.                                     the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of [amount] euro (EUR [amount]); and

b.                                     the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into [number] ([number]) shares, each having a nominal value of twelve eurocents (EUR 0.12).

36.2                       The Company’s first financial year ends on the thirty-first day of December two thousand and nineteen.